Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statements No. 333-148181 and No. 333-164258 on Form S-3, and Registration Statement No. 333-149639 on Form S-8 of our report dated May 24, 2011, relating to the combined statements of assets acquired and liabilities assumed and the combined statements of revenues and direct operating expenses for the Proposed 2011 Contract Operations Acquisition (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the abbreviated financial statements) appearing in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
Houston, Texas
May 24, 2011

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